Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS YEAR END 2008 FINANCIAL RESULTS

PALO ALTO, Calif., March 12, 2009 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the year ended December 31, 2008.  The net loss for the year 2008 was $86.5 million compared to a net loss of $43.1 million for the year ended December 31, 2007.

Affymax recognized revenue for the year ended December 31, 2008 of $82.9 million compared to $44.3 million for the year ended December 31, 2007.  The increase in revenue was the result of higher collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s lead compound, Hematide™.

Research and development expenses for the year ended December 31, 2008 were $137.5 million compared to $69.4 million for the year ended December 31, 2007. The increase was primarily due to expenses associated from a full year of Phase 3 clinical development of Hematide in chronic renal failure as well as increased personnel costs including stock-based compensation expenses.

General and administrative expenses for the year ended December 31, 2008 were $34.1 million compared to $24.1 million for the year ended December 31, 2007.  The increase was primarily due to an increase in personnel costs, including stock-based compensation, and higher consulting and legal fees.

The company’s year end cash, investments and receivable from Takeda of $139.4 million does not include proceeds from the company’s $42 million sale of common stock in a private placement that closed earlier this month.

Separately, the company announced cuts in non-headcount related expenses and a reduction in force of 18 employees, or approximately 12 percent of its work force, primarily from its research operations.  Estimated charges of approximately $500,000 will be recorded in the first quarter of 2009 in connection with one-time employee termination benefits, including severance and other benefits.

“Between the proceeds from the recent $42 million sale of equity and these expense reduction measures, we have strengthened our financial position as we complete our pivotal Phase 3 clinical trial for Hematide and prepare for commercialization,” said Arlene M. Morris, president and chief executive officer of Affymax.

Guidance

The company expects 2009 operating expenses, net of Takeda reimbursements, to be in the range of $95 - 105 million. This increase from 2008 is primarily due to additional Phase 3 clinical trial and manufacturing expenses expected in 2009. Takeda’s reimbursement for expenses related to the development of Hematide is based on the companies’ 2006 collaboration agreement in which Takeda bears 70 percent of U.S. third-party expenses.  Affymax expects to have cash, investments and receivable from Takeda of approximately $85 - 95 million at December 31, 2009.

In 2010, the year the company plans to announce pivotal Phase 3 clinical trial results and to submit a New Drug Application (NDA) for Hematide, Affymax expects a significant reduction in operating expenses compared to 2009 due primarily to the completion of Phase 3 clinical trials.  At the same time, Affymax expects a total of $50 million in 2010 in milestone payments from Takeda upon Phase 3 database lock ($30 million) and acceptance of the NDA ($20 million), resulting in a significantly reduced burn rate in fiscal year 2010 compared to 2009.

In the next 12 months, the company anticipates accomplishing the following milestones:

•                  Announcement of results from several Data Monitoring Committee meetings

•                  Data presentation on Phase 2 clinical trials of Hematide at several medical/scientific conferences

•                  Completion of each of the four Phase 3 clinical trials for Hematide in chronic renal failure

•                  Announcement of top line safety and efficacy data from all four Phase 3 clinical trials

“We are pleased with the swift and efficient progress we made in 2008 with the completion of enrollment ahead of schedule in all four Phase 3 PEARL and EMERALD clinical trials for Hematide in chronic renal failure,” said Arlene M. Morris, president and chief executive officer of Affymax, Inc.  “In addition, Takeda initiated two Phase 2 clinical trials to evaluate the use of Hematide to treat anemia in additional segments of the chronic renal failure patient population.  These are important trials as we continue to explore opportunities to evaluate Hematide in broad segments of the chronic renal failure market beyond our pivotal Phase 3 clinical trials and prepare for commercialization of Hematide.”

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™, is currently in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com. This release contains forward-looking statements, including statements regarding financial projections and condition, the milestones expected to be accomplished in the next 12 months, the continuation and success of the Company’s collaboration with Takeda, including the ability to achieve and timing of any projected milestone payments, the timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$24,046	$108,215
Restricted cash	11	11
Short-term investments	70,673	60,122
Receivable from Takeda	21,688	15,331
Income taxes receivable	2,665	—
Deferred tax assets	1,351	1,810
Prepaid expenses and other current assets	6,647	9,323
Total current assets	127,081	194,812
Property and equipment, net	6,952	4,470
Restricted cash	1,135	1,135
Long-term investments	22,945	15,655
Deferred tax assets, net of current	5,889	8,272
Other assets	3,718	1,448
Total assets	$167,720	$225,792
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$614	$9,348
Accrued liabilities	9,831	3,517
Accrued clinical trial expenses	27,806	2,473
Income taxes payable	163	739
Deferred revenue	54,930	39,488
Capitalized lease obligations, current	7	133
Total current liabilities	93,351	55,698
Deferred revenue, net of current	54,915	75,911
Long-term income tax liability	9,400	9,434
Capitalized lease obligations, net of current	—	8
Other long-term liabilities	1,070	556
Total liabilities	158,736	141,607

Stockholders’ equity
Common stock	15	15
Additional paid-in capital	306,828	296,035
Deferred stock-based compensation	(4)	(28)
Accumulated deficit	(298,328)	(211,818)
Accumulated other comprehensive loss	473	(19)
Total stockholders’ equity	8,984	84,185
Total liabilities and stockholders’ equity	$167,720	$225,792

AFFYMAX, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Collaboration revenue	$82,162	$44,303	$11,688
License and royalty revenue	689	33	38
Total revenue	82,851	44,336	11,726
Operating expenses
Research and development	137,492	69,398	54,347
General and administrative	34,090	24,075	11,089
Total operating expenses	171,582	93,473	65,436
Loss from operations	(88,731)	(49,137)	(53,710)
Interest income	4,545	11,393	5,549
Interest expense	(609)	(14)	(84)
Other income (expense), net	(1,433)	46	(43)
Net loss before provision for income taxes	(86,228)	(37,712)	(48,288)
Provision for income taxes	282	5,357	—
Net loss	(86,510)	(43,069)	(48,288)
Accretion of mandatorily redeemable convertible preferred stock	—	—	(815)
Net loss attributable to common stockholders	$(86,510)	$(43,069)	$(49,103)
Net loss per common share:
Basic and diluted	$(5.68)	$(2.88)	$(32.56)
Weighted-average number of common shares used in computing basic and diluted net loss per common share	15,220	14,941	1,508

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